Exhibit 4.1

                FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This Amendment, dated as of June 12, 2003, is made by and between Ramtron International Corporation, a Delaware corporation, Enhanced Memory Systems, Inc., a Delaware corporation, and Mushkin Inc., a Colorado corporation (the "Borrowers"), and Wells Fargo Business Credit, Inc., a Minnesota corporation (the "Lender").

                                  Recitals

The Borrowers and the Lender are parties to a Credit and Security Agreement dated as of March 31, 2003 (the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Borrowers have requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

2. Minimum Interest Charge. Section 2.4(b) of the Credit Agreement is hereby modified to read in its entirety as follows:

    "(b) Minimum Interest Charge. Notwithstanding the interest payable pursuant to Subsection (a), the Borrowers shall pay to the Lender interest of not less than $25,000 per calendar quarter (the "Minimum Interest Charge") during the term of this Agreement, prorated for periods less than one calendar quarter, and the Borrowers shall pay any deficiency between the Minimum Interest Charge and the amount of interest otherwise calculated under Subsection (a) on the first day of each calendar quarter and on the Termination Date."

3. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

4. Waiver of Defaults. The Borrowers are in default of Section 6.2(a) of the Credit Agreement as of April 30, 2003 (the "Existing Default"). Upon the terms and subject to the conditions set forth in this Amendment, the Lender hereby waives the Existing Default. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrowers to any other or further waiver in any similar or other circumstances.

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5.  Conditions Precedent. This Amendment, including the waiver set forth in
    Paragraph 4 hereof, shall be effective when the Lender shall have received an executed original hereof, together with such other matters as the Lender may require.

6. Representations and Warranties. The Borrowers hereby represent and warrant to the Lender as follows:

    (a) Each Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by such Borrower and constitutes the legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms.

    (b) The execution, delivery and performance by each Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to such Borrower, or the articles of incorporation or by-laws of such Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which it or its properties may be bound or affected.

    (c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

7. No Other Waiver. Except as set forth in Paragraph 4 hereof, the execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

8. Release. Each Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

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9.  Costs and Expenses. Each Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, each Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Each Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by such Borrower, make a loan to such Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

10. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BUSINESS CREDIT, INC.

By:  /S/ Chris Porter
  -----------------------------
  Chris Porter
Its:  Vice President

RAMTRON INTERNATIONAL CORPORATION

By:  /S/ William W. Staunton
   --------------------------
   William W. Staunton
Its:  Chief Executive Officer
    -------------------------

ENHANCED MEMORY SYSTEMS, INC.

By:  /S/ William W. Staunton
   --------------------------
   William W. Staunton
Its:  Chief Executive Officer

MUSHKIN INC.

By:  /S/ William W. Staunton
   --------------------------
   William W. Staunton
Its:  Chief Executive Officer

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